EXHIBIT 8.1

Mr. Dale Bergman
Broad and Cassel
201 S. Biscayne Boulevard, Suite 3000
Miami, Florida  33131

Mr. Charles Rennert
Berman Wolfe Rennert Vogel
 & Mandler, P.A.
100 S.E. Second Street
Miami, Florida  33131

July 14, 2000


Gentlemen:

You have acted as counsel to Andrx Corporation, a Florida corporation ("Andrx"), New Andrx Corporation, a Delaware corporation ("Andrx Corporation"), and Cybear, Inc., a Delaware corporation ("Cybear"), in connection with a series of transactions to be undertaken pursuant to the Agreement and Plan of Merger and Reorganization, dated March 23, 2000 (the "Agreement"), by and among Andrx, Andrx Corporation, Cybear, Andrx Acquisition Corp. ("Andrx Merger Sub"), and Cybear Acquisition Corp. ("Cybear Merger Sub"). The Agreement provides, in relevant part, for the following:

1.       The formation of Andrx Corporation, a new holding company;

2. The merger of Andrx Merger Sub into Andrx, with Andrx surviving the merger (the "Andrx Merger");

3. The merger of Cybear Merger Sub into Cybear, with Cybear surviving the merger (the "Cybear Merger");

4. The exchange, as a result of the Andrx Merger, of all outstanding shares of Andrx common stock for Andrx Corporation common stock, which consists of Andrx Group Common Stock and Cybear Group Common Stock;

5. The exchange, as a result of the Cybear Merger, of all outstanding publicly held shares of Cybear common stock(1) for shares of Cybear Group Common Stock;

6. The exchange of all outstanding Andrx common stock options for both Andrx Group Common Stock options and Cybear Group Common Stock options; and

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(1) All shareholders of Cybear, other than Andrx and members of Andrx's consolidated group, are referred to collectively as Cybear's shareholders.

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Mr. Dale Bergman
Mr. Charles Rennert
July 14, 2000
Page 2 of 8

7. The exchange of all outstanding Cybear common stock options for Cybear Group Common Stock options.(2)

The transactions referred to in (1) through (7) above are collectively referred to as the "reorganization."

You have asked us to provide you with our opinion with respect to the material federal income tax consequences of the reorganization to Andrx shareholders, Cybear shareholders, Andrx, Andrx Corporation, and Cybear. We hereby issue this letter to you in response to your request.

           RELIANCE ON CERTAIN FACTS, ASSUMPTIONS, AND REPRESENTATIONS

In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement(3), including all exhibits attached thereto, and the representations provided to us by officers of Andrx, Cybear, and Andrx Corporation (in each case, without regard to any limitation based on knowledge or belief). You have represented that such facts, assumptions, and representations are true, correct, and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions, or representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations upon which we have relied may require a modification of all or a part of this opinion. In addition, our opinion is based on such facts, assumptions, and representations furnished to us as of the date of this letter. Any changes in the facts, assumptions, or representations upon which we have relied between the date of this letter and the actual closing of the reorganization may require modification of all or part of this opinion. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any such facts, assumptions, or representations occurring after this date.

                               PREMISE OF OPINION

Our opinion is based solely on our interpretation of the Internal Revenue Code of 1986, as amended (the "Code"); United States ("U.S.") federal income tax regulations thereunder; relevant judicial decisions;

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(2) All references to Cybear options and optionholders should be understood to include Cybear warrants and warrantholders, if applicable, at the time of the reorganization.
(3) Any reference to the Agreement also includes any documentation regarding the reorganization filed with the Securities and Exchange Commission, including the Form S-4 Registration Statement and any amendments thereto. The Form S-4 is also referred to separately when appropriate.

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Mr. Dale Bergman
Mr. Charles Rennert
July 14, 2000
Page 3 of 8

guidance issued by the Internal Revenue Service (the "Service") including revenue rulings and revenue procedures; and other authorities that we deemed relevant; in each case as of the date of this opinion.

U.S. federal income tax laws and regulations, and the interpretations thereof, are subject to change, which changes could adversely affect this opinion. If there is a change in the Code, the regulations thereunder, the administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be reevaluated in light of any such changes. Our opinion is as of the date of this letter and we have no responsibility to update this opinion for changes in applicable law or authorities occurring after this date.

Our opinion does not address the potential tax consequences of any transactions, events, or circumstances other than the reorganization as described herein. In addition, our opinion is limited to the U.S. federal income tax consequences. Our opinion does not address any non-income, state, local, or foreign tax consequences of the reorganization. We also express no opinion on non-income tax issues, such as corporate law or securities matters.

This opinion addresses only those shareholders who hold Andrx and Cybear existing common stock as a capital asset and will, after the reorganization, hold Andrx Group Common Stock and Cybear Group Common Stock as a capital asset. This opinion does not address the U.S. federal income tax consequences of the reorganization to any common shareholder that has a special status, including (without limitation) tax-exempt entities; partnerships, S corporations, or other pass-through entities; mutual funds and regulated investment companies; small business investment companies; insurance companies; financial institutions; broker-dealers and dealers in securities; traders that mark their positions to market; shareholders who hold their shares as part of a hedge, appreciated financial position, straddle, or conversion transaction; foreign corporations and other foreign entities; estates and trusts not subject to U.S. federal income tax on their income regardless of source; persons who are not citizens or residents of the U.S.; and persons who acquired stock as the result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation or through a tax-qualified retirement plan. The opinion is also subject to any additional qualifications or limitations set forth in the discussion entitled "Material United States Federal Income Tax Consequences of the Reorganization" in the Form S-4 Registration Statement of Andrx Corporation, as filed with the U.S. Securities and Exchange Commission in July 2000.

Our opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to such opinion or will not be successful in sustaining such contrary positions. However, should the Service challenge the U.S. federal income tax treatment of the matters discussed

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Mr. Dale Bergman
Mr. Charles Rennert
July 14, 2000
Page 4 of 8

below, our opinion reflects our assessment of the probable outcome of litigation based solely on an analysis of the existing authorities relating to such matters.

                              PROPOSED TRANSACTION

Based on our understanding of the reorganization, Andrx Corporation will execute the acquisition of Andrx and Cybear according to the Agreement and through the following steps:

1. Andrx will form a new holding company, Andrx Corporation, for nominal consideration.
2. Andrx Corporation will form a transitory subsidiary, Andrx Merger Sub, for nominal consideration.
3. Andrx Corporation will form a transitory subsidiary, Cybear Merger Sub, for nominal consideration.
4. Andrx Merger Sub will merge with and into Andrx with Andrx being the surviving corporation. Pursuant to the Agreement, Andrx's shareholders will exchange their Andrx common stock for Andrx Group Common Stock and Cybear Group Common Stock, and Andrx's optionholders will exchange their Andrx common stock options for Andrx Group Common Stock options and Cybear Group Common Stock options.
5. No fractional shares will be issued. If, as a result of the exchange ratio in the Agreement, Andrx shareholders are entitled to receive fractional shares of Andrx Group Common Stock, such fractional share interests will be aggregated into whole shares and sold on the open market by Andrx Corporation's exchange agent for the benefit of the Andrx shareholders. The exchange agent will distribute the net proceeds from the sale to the shareholders entitled to receive fractional share interests.
6. Cybear Merger Sub will merge with and into Cybear with Cybear being the surviving corporation. Pursuant to the Agreement, Cybear's shareholders will exchange their Cybear common stock for Cybear Group Common Stock, and Cybear's optionholders will exchange their Cybear common stock options for Cybear Group Common Stock options.
7. Following the reorganization, Andrx Corporation will own all of the outstanding stock of Andrx and will own, directly and indirectly, all of the outstanding stock of Cybear.

                                     OPINION

Based upon and subject to the foregoing, our opinion is as follows:

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Mr. Dale Bergman
Mr. Charles Rennert
July 14, 2000
Page 5 of 8

1. While the issue is not free from doubt, the Andrx Group Common Stock and the Cybear Group Common Stock will be treated as voting common stock of Andrx Corporation for U.S. federal income tax purposes. Accordingly, in rendering the remainder of this opinion, we have assumed that the Andrx Group Common Stock and the Cybear Group Common Stock will be treated as voting common stock of Andrx Corporation for such purposes.

2. The merger of Andrx Merger Sub into Andrx with Andrx surviving the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E), and Andrx and Andrx Corporation will each be "a party to a reorganization" under Section 368(b).

3. Each Andrx shareholder will recognize no gain or loss as a result of the exchange of Andrx common stock solely for Andrx Group Common Stock and Cybear Group Common Stock pursuant to the Andrx Merger under
         Section 354(a)(1).

4. If any Andrx shareholder receives cash instead of a fractional share of Cybear Group Common Stock, the shareholder will recognize capital gain or loss equal to the amount of cash received less the amount of basis allocated to the fractional share interest. Section 1001.

5. Each Andrx shareholder will have an aggregate tax basis in the shares of Andrx Group Common Stock and Cybear Group Common Stock (including any fractional shares sold for cash) equal to the aggregate tax basis of the shareholder's Andrx common stock immediately prior to the reorganization. Section 358(a)(1). Aggregate tax basis will be allocated between the Andrx Group Common Stock and the Cybear Group Common Stock (including any fractional shares) based on their relative fair market values. Treas. Reg. Section 1.358-2(a).

6. Each Andrx shareholder's holding period for shares of Andrx Group Common Stock and Cybear Group Common Stock received in the reorganization (including any fractional shares) will include the shareholder's holding period for the Andrx common stock exchanged therefor. Section 1223(1).

7. Any gain or loss recognized upon a subsequent sale or exchange of shares of Andrx Group Common Stock or Cybear Group Common Stock to parties other than Andrx Corporation or a related corporation will be capital gain or loss. Section 1221.

8. Each Andrx optionholder will recognize no gain or loss on the exchange of Andrx common stock options for Andrx Group Common Stock options and Cybear Group Common Stock options pursuant to the reorganization.
         Section 424(a); Treas. Reg. Section 1.425-1(e)(5)(ii)(b). Section 83(e)(3); Treas. Reg. Sections 1.83-3(a)(2) and 1.83-7.

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Mr. Dale Bergman
Mr. Charles Rennert
July 14, 2000
Page 6 of 8

9. Andrx will recognize no gain or loss on the exchange of Andrx shares solely for Andrx Group Common Stock and Cybear Group Common Stock. Sections 1032 and 361.

10. Andrx Corporation will recognize no gain or loss on the receipt of Andrx common stock in exchange for Andrx Group Common Stock and Cybear Group Common Stock. Section 354.

11. Andrx Corporation's basis in Andrx's common stock will be Andrx's net asset basis determined pursuant to Treas. Reg. Section 1.1502-31, rather than the amount determined under Section 362.

12. The holding period of the Andrx common stock acquired by Andrx Corporation will include the period during which the Andrx common stock was held by the Andrx shareholders. Section 1223(2).

13. The exchange by Cybear shareholders of Cybear common stock for Cybear Group Common Stock will qualify as a tax-free exchange under Section 351.

14. Each Cybear shareholder will recognize no gain or loss on the exchange of Cybear common stock solely for Cybear Group Common Stock in the reorganization under Section 351.

15. Each Cybear shareholder will have an aggregate tax basis in the shares of Cybear Group Common Stock received in the reorganization equal to the shareholder's aggregate tax basis of the Cybear common stock exchanged therefor. Section 358.

16. Each Cybear shareholder's holding period for the shares of Cybear Group Common Stock received in the reorganization will include the holding period for the Cybear common stock exchanged therefor. Section 1223(1).

17. Any gain or loss recognized upon a subsequent sale or exchange of shares of Cybear Group Common Stock to parties other than Andrx Corporation or a related corporation will be capital gain or loss.
         Section 1221.

18. Each Cybear optionholder will recognize no gain or loss on the exchange of Cybear common stock options for Cybear Group Common Stock options pursuant to the reorganization. Section 424(a); Treas. Reg. Section 1.425-1(e)(5)(ii)(b). Section 83(e)(3); Treas. Reg. Sections 1.83-3(a)(2) and 1.83-7.

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Mr. Dale Bergman
Mr. Charles Rennert
July 14, 2000
Page 7 of 8

19. Andrx Corporation will not recognize any gain or loss on the receipt of Cybear common stock in exchange for Cybear Group Common Stock. Section 1032(a).

20. The basis of the Cybear common stock to be received by Andrx Corporation will be the same as the basis of such stock in the hands of the Cybear shareholders. Section 362(b).

21. The holding period of the Cybear stock to be received by Andrx Corporation will include the period for which the stock was held by the Cybear shareholders. Section 1223(2).

22. Cybear will recognize no gain or loss on the exchange of Cybear common stock solely for Cybear Group Common Stock. Revenue Ruling 67-448, 1967-2 CB 144.

23. Provided that the filing requirements of Revenue Procedure 91-71, 1991-2 CB 900 are satisfied, the Section 1504(a)(3)(B) consolidated tax return automatic waiver provisions outlined in such revenue procedure will apply to Cybear, allowing it to consolidate for federal income tax purposes with the Andrx Corporation consolidated group following the reorganization provided that the group maintains the required level of ownership in Cybear for purposes of filing a consolidated tax return. Following the reorganization, the Andrx consolidated group will remain in existence. Treas. Reg. Section 1.1502-75(d)(2)(ii); Revenue Ruling 82-152, 1982-2 CB 205.

                                    * * * * *

This opinion is solely for the benefit of Andrx Corporation, Andrx, Cybear, and their respective shareholders and is not to be relied upon by anyone else. We assume no responsibility for tax consequences, or any other consequences, to any other parties to the reorganization or to other persons. Instead, any other such parties or persons should consult and rely upon the advice of their own counsel, accountant, tax advisor or other advisors. Except to the extent expressly permitted hereby and without the prior written consent of Arthur Andersen LLP ("Andersen"), this document may not in whole or in part be disclosed or quoted, nor otherwise referred to in any documents. Disclosure by client to a taxing authority in the event of a penalty assertion by such authority is permitted, however.

Notwithstanding anything herein to the contrary, (i) no restriction herein is intended to be nor shall be construed as a condition of confidentiality as such term is used in Sections 6011, 6111, 6112 and the regulations thereunder; and
(ii) any corporation has Andersen's authorization to disclose to any and all persons, without limitation of any kind, any entity, plan, arrangement or transaction referenced in this

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Mr. Dale Bergman
Mr. Charles Rennert
July 14, 2000
Page 8 of 8

document, it being such corporation's duty to ascertain whether any further authorization is needed from Andrx Corporation, Andrx, Cybear or others. You hereby have our express consent to include copies of this opinion as exhibits to the Agreement and Form S-4 Registration Statement for the reorganization.

Very truly yours,


ARTHUR ANDERSEN LLP

/S/ ARTHUR ANDERSEN LLP